Exhibit 99.1

Mercantile Bank Corporation Reports Strong Second Quarter 2019 Results

Continued strength in core profitability and solid loan growth highlight quarter

GRAND RAPIDS, Mich., July 16, 2019 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $11.7 million, or $0.71 per diluted share, for the second quarter of 2019, compared with net income of $9.4 million, or $0.57 per diluted share, for the respective prior-year period. Net income during the first six months of 2019 totaled $23.5 million, or $1.43 per diluted share, compared to $20.3 million, or $1.22 per diluted share, during the first six months of 2018.

A bank owned life insurance claim increased reported net income during the second quarter of 2019 by approximately $1.3 million, or $0.08 per diluted share. Excluding the impact of this transaction, diluted earnings per share increased $0.06, or 10.5 percent, during the second quarter of 2019 compared to the prior-year second quarter. Bank owned life insurance claims and a gain on the sale of a former branch facility increased reported net income during the first six months of 2019 by approximately $3.1 million, or $0.19 per diluted share, while the successful collection of certain nonperforming commercial loans increased reported net income during the respective 2018 period by approximately $1.7 million, or $0.10 per diluted share. Excluding the impacts of these transactions, diluted earnings per share increased $0.12, or 10.7 percent, during the first six months of 2019 compared to the respective prior-year period.

“We are very pleased to conclude the first half of 2019 with another quarter of solid operating results,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “Our sound financial condition, sustained strength in commercial and residential mortgage loan originations, and expected new loan fundings elicit confidence that the strong results achieved during the first six months of the year will continue throughout the last half of the year.”

Second quarter highlights include:

●	Robust earnings performance and capital position
●	Healthy net interest margin
●	Increased fee income
●	Controlled overhead costs
●	Strong asset quality, as reflected by low levels of nonperforming assets and loans in the 30- to 89-days delinquent category
●	Annualized net loan growth of almost 12 percent
●	New commercial term loan originations of approximately $134 million
●	Continued strength in commercial and residential loan pipelines

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $37.5 million during the second quarter of 2019, up $3.7 million, or 10.9 percent, from the prior-year second quarter. Reflecting a higher level of earning assets, net interest income of $31.1 million during the second quarter of 2019 was up $1.9 million, or 6.5 percent, from the second quarter of 2018.

The net interest margin was 3.79 percent in the second quarter of 2019. The yield on average earning assets equaled 4.85 percent during the second quarter of 2019, up from 4.60 percent during the respective 2018 period mainly due to an increased yield on commercial loans. The improved yield on commercial loans primarily reflects the positive impact of higher interest rates on variable-rate commercial loans stemming from the Federal Open Market Committee’s raising of the targeted federal funds rate by 25 basis points in each of June, September, and December 2018. The cost of funds equaled 1.06 percent during the second quarter of 2019, up from 0.68 percent during the prior-year second quarter mainly due to an increased cost of time deposits and a change in funding mix. Increased reliance on more costly wholesale funds during the twelve months ended June, 30, 2019, most of which occurred in the second half of 2018 and January 2019, was necessitated by various funding requirements, including ongoing loan growth and seasonal deposit withdrawals by certain business customers for bonus and tax payments.

Net interest income and the net interest margin during the second quarters of 2019 and 2018, and the first six months of the current year and prior year, were affected by purchase accounting accretion and amortization associated with fair value measurements. Increases in interest income on loans totaling $0.6 million and $0.8 million were recorded during the second quarters of 2019 and 2018, respectively, and increases of $0.8 million and $3.0 million were recorded during the first six months of 2019 and 2018, respectively. Purchased loan accretion amounts vary from period to period as a result of periodic cash flow re-estimations, loan payoffs, and payment performance. Increases in interest expense on subordinated debentures totaling $0.2 million were recorded during both the current-year and prior-year second quarters, and increases of $0.3 million were recorded during both the first six months of 2019 and 2018.

Mercantile recorded a $0.9 million provision for loan losses during the second quarter of 2019 compared to a $0.7 million provision during the respective 2018 period. The provision expense recorded during the current-year second quarter mainly reflected ongoing net loan growth, while the provision expense recorded during the second quarter of 2018 primarily reflected loan growth and increased allocations related to certain environmental factors.

Noninterest income during the second quarter of 2019 was $6.3 million, compared to $4.6 million during the prior-year second quarter. Noninterest income during the second quarter of 2019 included a bank owned life insurance claim of $1.3 million. Excluding the impact of this transaction, noninterest income increased $0.5 million, or 10.9 percent, during the current-year second quarter compared to the respective 2018 period. The higher level of noninterest income primarily reflected increased mortgage banking activity income and credit and debit card income. The increased mortgage banking activity income mainly reflected the success of ongoing strategic initiatives that were instituted to increase market penetration, along with a higher level of refinance activity stemming from the recent decrease in residential mortgage loan interest rates. Increased service charges on accounts and payroll processing fees also contributed to the improved level of noninterest income.

Noninterest expense totaled $22.1 million during the second quarter of 2019, up $0.7 million, or 3.1 percent, from the prior-year second quarter. The higher level of expense primarily resulted from increased salary costs, mainly reflecting annual employee merit pay increases and higher stock-based compensation expense.

Mr. Kaminski continued, “As anticipated, our net interest margin remained strong during the second quarter of 2019, depicting our ongoing emphasis on loan pricing discipline and sound underwriting. We are pleased with the growth in key fee income categories, and we remain steadfast in our efforts to achieve growth initiatives in a cost-conscious manner. The noteworthy increase in mortgage banking activity income reflects the success of continuing strategic initiatives designed to further market penetration, along with a spike in refinance activity spurred by the recent decline in residential mortgage loan interest rates.”

Balance Sheet

As of June 30, 2019, total assets were $3.58 billion, up $212 million, or 6.3 percent, from December 31, 2018. Total loans and interest-earning deposits increased $128 million and $82.3 million, respectively, over the same time period. During the twelve months ended June 30, 2019, total loans were up $245 million, or 9.3 percent. Approximately $134 million and $259 million in commercial term loans to new and existing borrowers were originated during the second quarter and first six months of 2019, respectively, as ongoing sales and relationship-building efforts resulted in increased lending opportunities. As of June 30, 2019, unfunded commitments on commercial construction and development loans totaled approximately $129 million, which are expected to be largely funded over the next 12 to 18 months. The growth in interest-earning deposits mainly stemmed from certain deposit-gathering initiatives and an increase in wholesale funds.

Ray Reitsma, President of Mercantile Bank of Michigan, noted, “Our lending team’s continuing focus on identifying new customer relationships and meeting the needs of our existing customer base is evidenced by the solid net loan growth realized during the second quarter of 2019. We are very pleased with the level of new commercial term loan originations during the quarter, which were commensurate with quarterly originations over the past several years. We remain committed to growing the loan portfolio in a disciplined manner, with an ongoing emphasis on credit quality and risk-based pricing, and maintaining the combined commercial and industrial loan and owner-occupied commercial real estate loan portfolios at a minimum percentage of total commercial loans. Based on anticipated new loan fundings, we are confident that we can continue to grow the commercial loan portfolio in future periods. Depicting our efforts to increase market presence and a higher level of refinance activity, our residential mortgage loan portfolio expanded for the thirteenth consecutive quarter. In light of the current strong pipeline, we are optimistic that the residential mortgage loan portfolio can also increase going forward.”

As of June 30, 2019, commercial and industrial loans and owner-occupied commercial real estate loans combined represented approximately 58 percent of total commercial loans, a level that has remained relatively consistent and in line with internal expectations.

Total deposits at June 30, 2019, were $2.62 billion, up $156 million from December 31, 2018. Local deposits and brokered deposits were up $99.3 million and $56.2 million, respectively, during the first six months of 2019. The growth in local deposits was mainly driven by a special time deposit campaign that was introduced mid first quarter and ended in early April, along with an increase in business money market accounts. Wholesale funds were $543 million, or approximately 17 percent of total funds, as of June 30, 2019, compared to $474 million, or approximately 16 percent of total funds, as of December 31, 2018. A substantial portion of the growth in wholesale funds during the first six months of 2019 occurred in January; the monies were used primarily to fund strong loan growth recorded in late 2018 and early 2019 and offset typical and expected seasonal business deposit withdrawals used for bonus and tax payments, as well as to maintain sufficient balance sheet liquidity.

Asset Quality

Nonperforming assets at June 30, 2019, were $4.0 million, or 0.1 percent of total assets, compared to $5.0 million, or 0.2 percent of total assets, at December 31, 2018. The level of past due loans remains nominal, and loan relationships on the internal watch list have remained relatively consistent in number and dollar volume. During the second quarter of 2019, nominal net loan recoveries, representing an annualized 0.01 percent of average total loans, were recorded.

Capital Position

Shareholders’ equity totaled $400 million as of June 30, 2019, an increase of $24.9 million from year-end 2018. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 12.4 percent as of June 30, 2019, compared to 12.3 percent at December 31, 2018. At June 30, 2019, the Bank had approximately $78 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,440,356 total shares outstanding at June 30, 2019.

As part of a $20 million common stock repurchase program announced in January 2015, and later expanded by $15 million in April 2016, Mercantile repurchased approximately 119,000 shares for $3.6 million, or a weighted average all-in cost per share of $30.23, during the first quarter of 2019; no shares were repurchased during the second quarter of 2019. Since the program’s inception, Mercantile repurchased approximately 1,275,000 shares for $29.0 million, or a weighted average all-in cost per share of $22.77. In conjunction with the anticipated completion of its existing program, Mercantile announced a new $20 million stock repurchase plan in May 2019.

Mr. Kaminski concluded, “With our strong financial performance during the first six months of 2019, we are well positioned to meet growth and profitability goals and further enhance shareholder value. The ongoing cash dividend program, including the announcement of an increased third quarter regular dividend earlier today, exhibits our long-term commitment to enhancing total shareholder return. We continue to gain new clients through our value-added approach and the offering of a wide-range of products and services, and we are excited about opportunities that we believe are available to us to expand our business in our markets. Based on our sustained financial strength and healthy loan pipelines, we are confident in our ability to deliver robust performance not only during the remainder of the current year, but into the foreseeable periods as well.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $3.5 billion and operates 46 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President & CEO	Executive Vice President & CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	JUNE 30,	DECEMBER 31,	JUNE 30,
	2019	2018	2018
ASSETS
Cash and due from banks	$57,675,000	$64,872,000	$56,338,000
Interest-earning deposits	92,750,000	10,482,000	69,402,000
Total cash and cash equivalents	150,425,000	75,354,000	125,740,000

Securities available for sale	347,924,000	337,366,000	331,142,000
Federal Home Loan Bank stock	18,002,000	16,022,000	11,036,000

Loans	2,881,493,000	2,753,085,000	2,636,856,000
Allowance for loan losses	(24,053,000)	(22,380,000)	(21,167,000)
Loans, net	2,857,440,000	2,730,705,000	2,615,689,000

Premises and equipment, net	51,823,000	48,321,000	47,102,000
Bank owned life insurance	67,678,000	69,647,000	69,321,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible, net	4,634,000	5,561,000	6,514,000
Other assets	28,740,000	31,458,000	32,504,000

Total assets	$3,576,139,000	$3,363,907,000	$3,288,521,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$918,581,000	$889,784,000	$884,470,000
Interest-bearing	1,700,628,000	1,573,924,000	1,645,341,000
Total deposits	2,619,209,000	2,463,708,000	2,529,811,000

Securities sold under agreements to repurchase	119,669,000	103,519,000	94,573,000
Federal Home Loan Bank advances	374,000,000	350,000,000	230,000,000
Subordinated debentures	46,540,000	46,199,000	45,858,000
Accrued interest and other liabilities	16,604,000	25,232,000	13,360,000
Total liabilities	3,176,022,000	2,988,658,000	2,913,602,000

SHAREHOLDERS' EQUITY
Common stock	306,669,000	308,005,000	311,720,000
Retained earnings	90,618,000	75,483,000	74,084,000
Accumulated other comprehensive income/(loss)	2,830,000	(8,239,000)	(10,885,000)
Total shareholders' equity	400,117,000	375,249,000	374,919,000

Total liabilities and shareholders' equity	$3,576,139,000	$3,363,907,000	$3,288,521,000

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF INCOME

(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	SIX MONTHS ENDED	SIX MONTHS ENDED
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
INTEREST INCOME
Loans, including fees	$36,765,000	$31,855,000	$72,555,000	$64,170,000
Investment securities	2,485,000	2,177,000	4,926,000	4,373,000
Other interest-earning assets	569,000	287,000	976,000	757,000
Total interest income	39,819,000	34,319,000	78,457,000	69,300,000

INTEREST EXPENSE
Deposits	5,529,000	3,262,000	10,334,000	6,347,000
Short-term borrowings	68,000	61,000	173,000	118,000
Federal Home Loan Bank advances	2,261,000	988,000	4,494,000	1,933,000
Other borrowed money	845,000	783,000	1,695,000	1,478,000
Total interest expense	8,703,000	5,094,000	16,696,000	9,876,000

Net interest income	31,116,000	29,225,000	61,761,000	59,424,000

Provision for loan losses	900,000	700,000	1,750,000	700,000

Net interest income after provision for loan losses	30,216,000	28,525,000	60,011,000	58,724,000

NONINTEREST INCOME
Service charges on accounts	1,143,000	1,079,000	2,220,000	2,132,000
Credit and debit card income	1,513,000	1,334,000	2,850,000	2,577,000
Mortgage banking income	1,345,000	995,000	2,402,000	1,879,000
Payroll services	355,000	317,000	860,000	800,000
Earnings on bank owned life insurance	1,608,000	321,000	3,238,000	652,000
Other income	370,000	504,000	1,397,000	891,000
Total noninterest income	6,334,000	4,550,000	12,967,000	8,931,000

NONINTEREST EXPENSE
Salaries and benefits	13,286,000	12,757,000	26,302,000	25,094,000
Occupancy	1,629,000	1,629,000	3,391,000	3,401,000
Furniture and equipment	621,000	582,000	1,257,000	1,130,000
Data processing costs	2,295,000	2,137,000	4,511,000	4,265,000
Other expense	4,256,000	4,309,000	8,456,000	8,671,000
Total noninterest expense	22,087,000	21,414,000	43,917,000	42,561,000

Income before federal income tax expense	14,463,000	11,661,000	29,061,000	25,094,000

Federal income tax expense	2,748,000	2,215,000	5,522,000	4,767,000

Net Income	$11,715,000	$9,446,000	$23,539,000	$20,327,000

Basic earnings per share	$0.71	$0.57	$1.43	$1.22
Diluted earnings per share	$0.71	$0.57	$1.43	$1.22

Average basic shares outstanding	16,428,187	16,601,400	16,428,875	16,598,274
Average diluted shares outstanding	16,434,714	16,610,819	16,434,941	16,607,593

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2019	2019	2018	2018	2018
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2019	2018
EARNINGS
Net interest income	$31,116	30,645	30,818	29,840	29,225	61,761	59,424
Provision for loan losses	$900	850	0	400	700	1,750	700
Noninterest income	$6,334	6,632	5,370	4,708	4,550	12,967	8,931
Noninterest expense	$22,087	21,830	21,958	21,650	21,414	43,917	42,561
Net income before federal income tax expense	$14,463	14,597	14,230	12,498	11,661	29,061	25,094
Net income	$11,715	11,824	11,573	10,123	9,446	23,539	20,327
Basic earnings per share	$0.71	0.72	0.70	0.61	0.57	1.43	1.22
Diluted earnings per share	$0.71	0.72	0.70	0.61	0.57	1.43	1.22
Average basic shares outstanding	16,428,187	16,429,571	16,594,412	16,611,411	16,601,400	16,428,875	16,598,274
Average diluted shares outstanding	16,434,714	16,435,176	16,600,108	16,619,295	16,610,819	16,434,941	16,607,593

PERFORMANCE RATIOS
Return on average assets	1.33%	1.39%	1.39%	1.22%	1.17%	1.36%	1.26%
Return on average equity	12.08%	12.75%	12.40%	10.64%	10.25%	12.41%	11.15%
Net interest margin (fully tax-equivalent)	3.79%	3.88%	3.98%	3.87%	3.92%	3.83%	3.99%
Efficiency ratio	58.98%	58.56%	60.68%	62.67%	63.40%	58.77%	62.26%
Full-time equivalent employees	652	631	630	637	667	652	667

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	5.18%	5.21%	5.08%	4.91%	4.92%	5.19%	5.03%
Yield on securities	2.85%	2.82%	2.80%	2.70%	2.64%	2.83%	2.62%
Yield on other interest-earning assets	2.38%	2.40%	2.20%	1.98%	1.80%	2.42%	1.64%
Yield on total earning assets	4.85%	4.89%	4.80%	4.60%	4.60%	4.87%	4.65%
Yield on total assets	4.53%	4.56%	4.46%	4.28%	4.27%	4.55%	4.32%
Cost of deposits	0.85%	0.77%	0.63%	0.56%	0.53%	0.82%	0.51%
Cost of borrowed funds	2.40%	2.43%	2.22%	2.14%	2.01%	2.41%	1.92%
Cost of interest-bearing liabilities	1.55%	1.47%	1.26%	1.11%	1.02%	1.51%	0.98%
Cost of funds (total earning assets)	1.06%	1.01%	0.82%	0.73%	0.68%	1.04%	0.66%
Cost of funds (total assets)	0.99%	0.94%	0.76%	0.68%	0.63%	0.97%	0.61%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$569	211	603	386	777	780	3,048
Trust preferred - increase interest expense	$171	171	171	171	171	342	342
Core deposit intangible - increase overhead	$450	477	477	477	530	927	1,086

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$80,205	44,932	44,448	66,829	62,032	125,137	102,969
Purchase mortgage loans originated	$41,986	29,891	29,729	47,704	41,239	71,877	66,376
Refinance mortgage loans originated	$38,219	15,041	14,719	19,125	20,793	53,260	36,593
Total saleable mortgage loans	$49,396	21,502	21,805	30,713	24,114	70,898	43,927
Net gain on sale of mortgage loans	$1,419	698	829	1,116	851	2,117	1,580

CAPITAL
Tangible equity to tangible assets	9.82%	9.41%	9.68%	9.98%	9.87%	9.82%	9.87%
Tier 1 leverage capital ratio	11.17%	11.16%	11.41%	11.76%	11.81%	11.17%	11.81%
Common equity risk-based capital ratio	10.47%	10.46%	10.41%	10.93%	11.03%	10.47%	11.03%
Tier 1 risk-based capital ratio	11.82%	11.84%	11.80%	12.35%	12.49%	11.82%	12.49%
Total risk-based capital ratio	12.55%	12.56%	12.50%	13.05%	13.19%	12.55%	13.19%
Tier 1 capital	$388,788	379,334	373,721	382,829	375,167	388,788	375,167
Tier 1 plus tier 2 capital	$412,841	402,469	396,102	404,521	396,334	412,841	396,334
Total risk-weighted assets	$3,289,958	3,204,295	3,167,655	3,100,158	3,003,778	3,289,958	3,003,778
Book value per common share	$24.34	23.37	22.70	22.84	22.57	24.34	22.57
Tangible book value per common share	$21.05	20.05	19.37	19.50	19.20	21.05	19.20
Cash dividend per common share	$0.26	0.26	1.00	0.24	0.22	0.52	0.44

ASSET QUALITY
Gross loan charge-offs	$78	174	354	169	273	252	927
Recoveries	$96	79	1,042	294	766	175	1,893
Net loan charge-offs (recoveries)	$(18)	95	(688)	(125)	(493)	77	(966)
Net loan charge-offs to average loans	(0.01% )	0.01%	(0.10% )	(0.02% )	(0.08% )	0.01%	(0.08% )
Allowance for loan losses	$24,053	23,135	22,380	21,692	21,167	24,053	21,167
Allowance to originated loans	0.89%	0.89%	0.88%	0.88%	0.89%	0.89%	0.89%
Nonperforming loans	$3,505	4,138	4,141	4,852	4,965	3,505	4,965
Other real estate/repossessed assets	$446	396	811	948	842	446	842
Nonperforming loans to total loans	0.12%	0.15%	0.15%	0.18%	0.19%	0.12%	0.19%
Nonperforming assets to total assets	0.11%	0.13%	0.15%	0.18%	0.18%	0.11%	0.18%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$33	45	0	0	0	33	0
Construction	$0	0	0	0	0	0	0
Owner occupied / rental	$3,225	3,404	3,555	3,908	3,650	3,225	3,650
Commercial real estate:
Land development	$0	0	0	0	0	0	0
Construction	$0	0	0	0	0	0	0
Owner occupied	$642	791	1,363	1,543	1,957	642	1,957
Non-owner occupied	$26	62	0	0	0	26	0
Non-real estate:
Commercial assets	$2	207	17	331	180	2	180
Consumer assets	$23	25	17	18	20	23	20
Total nonperforming assets	3,951	4,534	4,952	5,800	5,807	3,951	5,807

NONPERFORMING ASSETS - RECON
Beginning balance	$4,534	4,952	5,800	5,807	8,126	4,952	9,403
Additions - originated loans/former branch	$26	539	1,247	999	300	565	1,726
Merger-related activity	$34	0	0	5	17	34	46
Return to performing status	$0	0	0	0	0	0	(175)
Principal payments	$(512)	(382)	(1,836)	(857)	(778)	(894)	(2,335)
Sale proceeds	$(74)	(429)	(128)	(147)	(1,807)	(503)	(2,106)
Loan charge-offs	$(36)	(146)	(57)	(3)	(50)	(182)	(647)
Valuation write-downs	$(21)	0	(74)	(4)	(1)	(21)	(105)
Ending balance	$3,951	4,534	4,952	5,800	5,807	3,951	5,807

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$881,196	839,207	822,723	818,113	776,995	881,196	776,995
Land development & construction	$45,158	45,892	44,885	39,396	37,868	45,158	37,868
Owner occupied comm'l R/E	$556,868	551,517	548,619	542,730	533,075	556,868	533,075
Non-owner occupied comm'l R/E	$852,844	835,679	816,282	811,767	818,376	852,844	818,376
Multi-family & residential rental	$128,489	127,903	127,597	94,101	95,656	128,489	95,656
Total commercial	$2,464,555	2,400,198	2,360,106	2,306,107	2,261,970	2,464,555	2,261,970
Retail:
1-4 family mortgages	$335,618	316,315	307,540	301,765	283,657	335,618	283,657
Home equity & other consumer	$81,320	83,126	85,439	89,545	91,229	81,320	91,229
Total retail	$416,938	399,441	392,979	391,310	374,886	416,938	374,886
Total loans	$2,881,493	2,799,639	2,753,085	2,697,417	2,636,856	2,881,493	2,636,856

END OF PERIOD BALANCES
Loans	$2,881,493	2,799,639	2,753,085	2,697,417	2,636,856	2,881,493	2,636,856
Securities	$365,926	355,878	353,388	337,603	342,178	365,926	342,178
Other interest-earning assets	$92,750	168,572	10,482	28,193	69,402	92,750	69,402
Total earning assets (before allowance)	$3,340,169	3,324,089	3,116,955	3,063,213	3,048,436	3,340,169	3,048,436
Total assets	$3,576,139	3,551,754	3,363,907	3,300,106	3,288,521	3,576,139	3,288,521
Noninterest-bearing deposits	$918,581	857,734	889,784	879,442	884,470	918,581	884,470
Interest-bearing deposits	$1,700,628	1,753,240	1,573,924	1,629,368	1,645,341	1,700,628	1,645,341
Total deposits	$2,619,209	2,610,974	2,463,708	2,508,810	2,529,811	2,619,209	2,529,811
Total borrowed funds	$543,098	544,566	513,220	401,575	373,642	543,098	373,642
Total interest-bearing liabilities	$2,243,726	2,297,806	2,087,144	2,030,943	2,018,983	2,243,726	2,018,983
Shareholders' equity	$400,117	383,729	375,249	379,465	374,919	400,117	374,919

AVERAGE BALANCES
Loans	$2,848,343	2,787,430	2,706,617	2,658,092	2,596,828	2,818,055	2,574,573
Securities	$357,718	354,459	343,597	342,593	340,990	356,098	344,690
Other interest-earning assets	$94,616	67,915	30,564	61,810	63,336	81,339	93,318
Total earning assets (before allowance)	$3,300,677	3,209,804	3,080,778	3,062,495	3,001,154	3,255,492	3,012,581
Total assets	$3,529,598	3,441,774	3,312,648	3,295,129	3,232,038	3,485,929	3,240,867
Noninterest-bearing deposits	$875,645	852,247	905,065	893,181	848,650	864,011	827,052
Interest-bearing deposits	$1,719,433	1,668,563	1,579,632	1,628,346	1,635,755	1,694,138	1,662,795
Total deposits	$2,595,078	2,520,810	2,484,697	2,521,527	2,484,405	2,558,149	2,489,847
Total borrowed funds	$530,802	532,864	434,365	383,830	365,124	531,827	370,975
Total interest-bearing liabilities	$2,250,235	2,201,427	2,013,997	2,012,176	2,000,879	2,225,965	2,033,770
Shareholders' equity	$389,133	376,103	370,175	377,574	365,521	382,654	367,666